Synthesis Energy Systems Announces Operational Launch of ZCM-SES Sino-U.S. Clean Energy Technologies Limited

China Clean Coal Gasification Joint Venture Receives Funding and Chinese Government Approval

HOUSTON, April 9, 2014 – Synthesis Energy Systems, Inc. (SES) (NASDAQ: SYMX) today announced that ZCM-SES Sino-U.S. Clean Energy Technologies Limited (ZCM-SES), its new joint venture with Zhangjiagang Chemical Machinery Co., Ltd. (ZCM) (Shenzhen listing code: 002564), has officially launched the China clean coal gasification joint venture.

The announcement follows final Chinese Government approval to operate ZCM-SES throughout China. The joint venture’s target markets also include Indonesia, Malaysia, Mongolia, the Philippines, and Vietnam. Additionally, the joint venture received initial funding by ZCM of RMB 53.8 million (approximately US$8.7 million), which represents the required first installment of ZCM’s total contribution of RMB 100 million (approximately US$16.5 million).

ZCM-SES has named Mr. Fred Ma as General Manager. Mr. Ma brings 30 years of industry experience in China to ZCM-SES, including managing the development and design of numerous coal chemical projects. His most recent positions, prior to joining ZCM-SES, were serving as Vice General Manager of Innovative Coal Chemical Design Institute (Shanghai) Co., Ltd., and the Vice President of ECO Environmental Investment Corporation (member of Hong Kong and China Gas Company Limited).

“ZCM-SES is hitting the ground running. We are already aggressively pursuing our first projects in which to supply the SES Gasification Technology. We look forward to bringing clean coal gasification to China and to helping the region advance its development plans,” said Robert Rigdon, SES President and CEO. “We are also in the process of making the smooth transition of the required technical and business employees from the SES Shanghai office into the joint venture.”

The representative parties appointed to the ZCM-SES Board were Chairman Lorenzo Lamadrid and President and CEO Robert Rigdon for SES, and Chairman Chen Yuzhong, Mr. Liao Bing and Mr. Chen Jun for ZCM.

ZCM holds a 65% ownership interest in ZCM-SES and exclusive manufacturing rights for all ZCM-SES customer projects, in exchange for funding working capital needs. SES is contributing exclusive usage of its premiere SES Gasification Technology in China and the joint venture’s additional markets for a 35% interest in ZCM-SES. The joint venture has received a 20-year business license from the State Administration for Industry & Commerce of the People’s Republic of China (SAIC) in Zhangjiagang. ZCM-SES is currently operating in the existing SES offices at 516 Pine City Center, 777 Zhaojiabang Road, Shanghai, China 200032.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on bringing clean high-value energy to developing countries from low-cost and low-grade coal, biomass and wastes through its proprietary gasification technology based upon U-Gas®, licensed from the Gas Technology Institute. The SES Gasification Technology enables greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, many coal waste products, and biomass feedstocks. For more information, please visit: www.synthesisenergy.com

About Zhangjiagang Chemical Machinery Co., Ltd.

Zhangjiagang Chemical Machinery Co., Ltd. is the leading manufacturer of pressure vessels in China and a leading equipment supplier to the coal and chemical sectors. It has served China’s petro-chemical, coal-chemical, refinery, metallurgy, green energy, nuclear and offshore industries for more than four decades. ZCM has more than 3,000 employees across its four manufacturing plants: Linjiang and Chengyang Plants located in Zhangjiagang, Jiangsu Province; Urumchi and Ili Plants located in the Sinkiang Autonomous Area. It also owns and operates port facilities on the Yangtze River, 100km west of Shanghai. ZCM has received certifications from the H.S.E (Health, Safety, & Environment) and ASME (American Society of Mechanical Engineers). Their clients include Shell, GEA, CB&I, Lurgi, Halder Topsoe, KBR, BP, Mitsubishi, SINOPEC, CNPC, and CNOOC. ZCM is a publicly listed company, listed on the Shenzhen Exchange since 2011 (Shenzhen listing code: 002564). For more information, please visit: www.zcmchina.com

SES Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the development stage of SES operating assets; the ability of our ZZ joint venture to effectively operate XE's methanol plant and produce methanol; the ability of our project with Yima to produce earnings and pay dividends; our ability to develop and expand business of the ZCM joint venture in the joint venture territory; our ability to develop the SES power business unit and marketing arrangement with GE and its other business verticals, steel and renewables; our ability to successfully develop the SES licensing business; to reduce operating costs; our limited history, and viability of our technology; commodity prices, and the availability and terms of financing; our ability to obtain the necessary approvals and permits for future projects; our ability to raise additional capital, if any, and our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

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Arsen Mugurdumov

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